AGREEMENT AND PLAN OF MERGER

                 THIS AGREEMENT AND PLAN OF MERGER, dated as of December 2, 2004 (this “Agreement”), is among Valley National Bancorp, a New Jersey corporation and registered bank holding company (“Valley”), Valley National Bank, a national banking association (“VNB”), Shrewsbury Bancorp, a New Jersey corporation and registered bank holding company (“Shrewsbury”) and Shrewsbury State Bank, a New Jersey state-chartered commercial bank (“SSB”).

RECITALS

                 Valley desires to acquire Shrewsbury and Shrewsbury’s Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of Shrewsbury and its shareholders. The acquisition will be accomplished by merging Shrewsbury into Valley with Valley as the surviving corporation and, at the same time, merging SSB into VNB with VNB as the surviving bank, and Shrewsbury shareholders receiving the consideration hereinafter set forth. The Boards of Directors of Shrewsbury, Valley, SSB and VNB have duly adopted and approved this Agreement and the Board of Directors of Shrewsbury has directed that it be submitted to its shareholders for approval.

                 NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE MERGER

        1.1.        The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), Shrewsbury shall be merged with and into Valley (the “Merger”) in accordance with the New Jersey Business Corporation Act (the “NJBCA”) and Valley shall be the surviving corporation (the “Surviving Corporation”). Immediately following the Effective Time, SSB shall be merged with and into VNB as provided in Section 1.7 hereof.

        1.2.        Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of Valley and Shrewsbury and thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Valley and Shrewsbury shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Valley and Shrewsbury and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of Valley or Shrewsbury in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Valley or Shrewsbury is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had occurred; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Valley or Shrewsbury if the Merger had not occurred.

        1.3.        Certificate of Incorporation. The certificate of incorporation of Valley as it exists immediately prior to the Effective Time shall not be amended by the Merger, but shall continue as the certificate of incorporation of the Surviving Corporation until otherwise amended as provided by law.

        1.4.        Bylaws. The bylaws of Valley as they exist immediately prior to the Effective Date shall continue as the bylaws of the Surviving Corporation until otherwise amended as provided by law.

        1.5.        Directors and Officers. The directors and officers of Valley as of the Effective Time shall continue as the directors and officers of the Surviving Corporation.

        1.6       Closing Date, Closing and Effective Time. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., at the offices of Valley, 1455 Valley Road, Wayne New Jersey, on a date (the “Closing Date”) which shall be on the last day of the month which is ten business days or more following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), with the exact date determined by Valley upon written notice to Shrewsbury (the “Closing Notice”). Simultaneous with or immediately following the Closing, Valley and Shrewsbury shall cause to be filed a certificate of merger, in form and substance satisfactory to Valley and Shrewsbury, with the Department of Treasury of the State of New Jersey (the “Certificate of Merger”). The Certificate of Merger shall specify as the “Effective Time”of the Merger a date and time following the Closing agreed to by Valley and Shrewsbury (which date and time the parties currently anticipate will be the close of business on the Closing Date).

        1.7.        The Bank Merger. Immediately following the Effective Time, SSB shall be merged with and into VNB (the “Bank Merger”) in accordance with the provisions of the National Bank Act and, to the extent applicable, New Jersey Banking Act of 1948 (the “Banking Act”) and the regulations of the New Jersey Department of Banking and Insurance (the “Department”), and VNB shall be the surviving bank (the “Surviving Bank”). Upon the consummation of the Bank Merger, the separate existence of SSB shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of SSB and VNB and all of the property, rights, privileges, powers and franchises of each of SSB and VNB shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of SSB and VNB and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the articles of association and bylaws of VNB shall become the articles of association and bylaws of the Surviving Bank, the officers and employees of VNB and the officers and employees of SSB shall be the officers and employees of the Surviving Bank with such additions as officers as the Board of Directors of VNB shall determine, and the directors of VNB shall be the directors of the Surviving Bank. In connection with the execution of this Agreement, SSB and VNB shall execute and deliver a separate merger agreement (the “Bank Merger Agreement”) in substantially the form of Exhibit A, annexed hereto, for delivery to the Office of the Comptroller of the Currency (the “OCC”) and the Department for approval of the Bank Merger.

ARTICLE II

CONVERSION OF SHREWSBURY COMMON STOCK

                 Each share of common stock, $5.00 par value per share, of Shrewsbury (“Shrewsbury Common Stock”), issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted or cancelled at the Effective Time in accordance with this Article II.

        2.1        Conversion of Shrewsbury Common Stock; Exchange Ratio; Cash in Lieu of Fractional Shares. (a) At the Effective Time, subject to the other provisions of this Section 2.1, Section 2.2 and Section 2.6, each share of Shrewsbury Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Shrewsbury Common Stock held in Shrewsbury’s treasury and (ii) shares of Shrewsbury Common Stock held directly or indirectly by Valley or Shrewsbury or any of their respective Subsidiaries (except for DPC Shares, as such term is hereinafter defined), shall by virtue of the Merger and without any action on the part of Shrewsbury, Valley or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive, at the election of the holder thereof as provided in Section 2.2, either (x) that number of shares of common stock, no par value, of Valley (“Valley Common Stock”) multiplied by the Exchange Ratio (as defined below), or (y) cash in an amount equal to $48.00 (the “Per Share Cash Consideration”). No fractional shares of Valley Common Stock will be issued, and in lieu thereof, each holder of Shrewsbury Common Stock who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by $48.00. For purposes of determining the Exchange Ratio, the following terms shall have the following meanings:

(i) “Closing Price” shall mean the closing sale price of Valley Common Stock on a Trading Day as supplied by the New York Stock Exchange (as reported in The Wall Street Journal or, if not reported thereby, another mutually agreed to authoritative source).

(ii) “Trading Day” shall mean a day for which a Closing Price is so supplied.

(iii) “Average Closing Price” shall mean the average of the Closing Prices on the ten Trading Days immediately preceding the date which is three business days prior to the Closing Date.

(iv) “Exchange Ratio” shall mean $48.00 (the “Per Share Stock Value”) divided by the Average Closing Price, rounded to three decimal places.

        (b)        At the Effective Time, (i) all shares of Shrewsbury Common Stock that are owned by Shrewsbury as treasury stock and (ii) all shares of Shrewsbury Common Stock that are owned directly or indirectly by Valley or Shrewsbury or any of their respective Subsidiaries (other than shares of Shrewsbury Common Stock held by Valley or Shrewsbury or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Shrewsbury Common Stock, and shares of Valley Common Stock which are similarly held, being referred to herein as “DPC Shares”)), shall be canceled and shall cease to exist and no stock of Valley or other consideration shall be delivered in exchange therefor. All shares of Valley Common Stock that are owned by Shrewsbury or any of its Subsidiaries (other than DPC Shares) shall become treasury stock of Valley.

        (c)        On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Shrewsbury Common Stock (the “Certificates”) shall cease to have any rights as shareholders of Shrewsbury, except the right to receive the consideration set forth in this Section 2.1 for each such share held by them. The consideration which any one Shrewsbury shareholder may receive pursuant to this Section 2.1 is referred to herein as the “Merger Consideration” and the consideration which all of Shrewsbury shareholders are entitled to receive pursuant to this Section 2.1 is referred to herein as the “Aggregate Merger Consideration”.

        (d)        Notwithstanding any provision herein to the contrary, if, during the period from the date hereof to the Effective Time, the shares of Valley Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, appropriate adjustments shall be made to the Exchange Ratio, if necessary to provide the Shrewsbury shareholders with the Merger Consideration set forth in Section 2.1.

        2.2         Election Procedures.

        (a)        Allocation. The allocation of the Aggregate Merger Consideration between cash and shares of Valley Common Stock shall be determined pursuant to this Section 2.2.

        (b)        Ratio of Valley Common Stock to Cash. The number of shares of Shrewsbury Common Stock to be converted into the right to receive the Per Share Cash Consideration (the “Cash Election Number”) shall not be greater than 40% (the “Maximum Cash Percentage”) of the number of shares of Shrewsbury Common Stock outstanding immediately prior to the Effective Time.

        (c)        Elections by Holders of Stock or Cash. Subject to the allocation and election procedures set forth in this Section 2.2, each record holder immediately prior to the Effective Time of shares of Shrewsbury Common Stock will be entitled (i) to elect to receive cash for all of such shares (a “Cash Election”), (ii) to elect to receive Valley Common Stock for all of such shares (a “Stock Election”), or (iii) to indicate that such record holder has no preference as to the receipt of cash or Valley Common Stock for such shares (a “Non-Election”). All such elections shall be made on a form designed for that purpose (a “Form of Election”) and in form and substance satisfactory to Valley and Shrewsbury. Holders of record of shares of Shrewsbury Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that each such Form of Election covers all the shares of Shrewsbury Common Stock held by each Representative for a particular beneficial owner.

        (d)        Oversubscription for Cash Election. If the aggregate number of shares of Shrewsbury Common Stock covered by Cash Elections (the “Cash Election Shares”) exceeds the Cash Election Number, all shares of Shrewsbury Common Stock covered by Stock Elections (the “Stock Election Shares”) and all shares of Shrewsbury Common Stock covered by Non-Elections (the “Non-Election Shares”) shall be converted into the right to receive Valley Common Stock, and the Cash Election Shares shall be converted into the right to receive Valley Common Stock and cash in the following manner:

(i) the Exchange Agent (as hereinafter defined) will select from among the holders of Cash Election Shares on a pro rata basis a sufficient number of such shares (“Stock Designated Shares”) to receive Valley Common Stock such that the number of Cash Election Shares shall be equal as closely as practicable to, but not greater than, the Cash Election Number, and all such Stock Designated Shares shall be converted into the right to receive Valley Common Stock; and

(ii) the Cash Election Shares not so selected as Stock Designated Shares shall be converted into the right to receive cash.

        (e)        Selection of Non-Election Shares If No Oversubscription. In the event that subparagraph (d) above is not applicable, all Cash Election Shares shall be converted into the right to receive cash, and all Stock Election Shares and Non-Election Shares shall be converted into the right to receive Valley Common Stock

        (f)        Procedures for Holders’ Elections. Elections shall be made by holders of Shrewsbury Common Stock by mailing to the Exchange Agent a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent by the holder and accompanied by the certificates representing the shares of Shrewsbury Common Stock as to which the election is being made (or properly completed, signed and submitted to the Exchange Agent by an appropriate bank or trust bank in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. (the “NASD”) with a guarantee of delivery). Valley will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The good faith decision of Valley (or the Exchange Agent) in such matters shall be conclusive and binding, provided that neither Valley nor the Exchange Agent acts unreasonably. Neither Valley nor the Exchange Agent will be under any obligation to, but either or both of them may (if they choose to do so), notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 2.2 and all such computations shall be conclusive and binding on the holders of Shrewsbury Common Stock, provided that the Exchange Agent does not act unreasonably.

        (g)        Failure of Holder to Elect. For the purpose hereof, a holder of Shrewsbury Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (as hereinafter defined) shall be deemed to have made a Non-Election. If Valley or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall, unless cured by the Election Deadline (as hereafter defined), be deemed to be of no force and effect and the shareholder or Representative making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election.

        (h)        Mailing of Election Forms to Holders and Election Deadline. Valley and Shrewsbury shall each use its best efforts to mail the Form of Election to all persons who are holders of record of Shrewsbury Common Stock on the record date for the Shareholders’ Meeting (as hereinafter defined) and who become holders of Shrewsbury Common Stock during the period between the record date for the Shareholders’ Meeting and 10:00 a.m. New York time, on at least the date fifteen calendar days prior to the anticipated Effective Time and to make the Form of Election available to all persons who become holders of Shrewsbury Common Stock subsequent to such day and no later than the close of business on the Election Deadline. A Form of Election must be received by the Exchange Agent by the close of business on the fifth business day prior to the Closing (the “Election Deadline”) in order to be effective. Elections may be changed prior to the Election Deadline by delivering a later-dated Form of Election. All elections will be irrevocable following the Election Deadline.

        2.3.         Exchange of Shares.

        (a)        Shrewsbury and Valley hereby appoint American Stock Transfer and Trust Company as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of Shrewsbury Common Stock. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (a “Record Holder”) of a certificate or certificates which, immediately prior to the Effective Time represented outstanding shares of Shrewsbury Common Stock (the “Certificates”), a letter of transmittal in form mutually agreed upon by Valley and Shrewsbury (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Cash Consideration and/or Valley Common Stock (and cash in lieu of fractional shares) as provided in Section 2.1 hereof.

        (b)        Upon surrender of Certificates for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the Record Holder shall be entitled to promptly receive in exchange for such Certificates the consideration as provided in Section 2.1 hereof and the Certificates so surrendered shall be canceled. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificates for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or a bond as may be reasonably required in each case by Valley. Notwithstanding the time of surrender of the Certificates, Record Holders shall be deemed shareholders of Valley for all purposes from the Effective Time, except that Valley shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for Valley Common Stock. (Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.)

        (c)        After the Effective Time, there shall be no transfers on the stock transfer books of Shrewsbury of the shares of Shrewsbury Common Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be canceled and exchanged for the consideration as provided in Section 2.1 hereof.

        (d)        If payment of the consideration pursuant to Section 2.1 hereof is to be made in a name other than that in which the Certificates surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        2.4.        No Dissenters’ Rights. Consistent with the provisions of the New Jersey Business Corporation Act, no shareholder of Shrewsbury shall have appraisal rights with respect to the Merger.

        2.5.        Cancelled Shares. Each DPC Share shall be canceled and retired at the Effective Time.

        2.6.        Valley Shares. The shares of Valley Common Stock outstanding at the Effective Time shall not be affected by the Merger, but along with the additional shares of Valley Common Stock to be issued as provided in Section 2.1 hereof, shall become the outstanding common stock of the Surviving Corporation.

        2.7.        Adjustment to Merger Consideration.

        (a)        Immediately following the receipt by the parties of regulatory approvals with respect to the Merger, Valley shall have the opportunity to examine the books and records of Shrewsbury and as soon as possible thereafter shall deliver to Shrewsbury a written report setting forth the calculations of the Shareholders’ Equity of Shrewsbury. “Shareholders’ Equity” means the shareholders’ equity of Shrewsbury as of the last day of the month immediately preceding the Closing Date prepared in accordance with GAAP (as such term is defined in Section 3.4) applied on a basis consistent with the preparation of the Shrewsbury Financial Statements (as such term is defined in Section 3.4). Notwithstanding the foregoing, Shareholders’ Equity as of the Closing Date shall be determined after (i) accruing through the Closing Date all of the expenses (including professional fees and expenses) incurred by Shrewsbury in connection with the Merger whether or not then due, (ii) disregarding any of the adjustments required by SFAS No. 115, and (iii) adding back any cash dividends declared or paid in accordance with Section 5.2(a)(ii).

        (b)        If Shrewsbury objects to the calculation of Shareholders’ Equity, Shrewsbury shall, within three days after receipt of the calculation of Shareholders’ Equity, deliver a written notice (the “Disputed Items Notice”) to Valley specifying in detail the basis for such objection and setting forth Shrewsbury’s computation of the items in dispute (each, a “Disputed Item”). Valley and Shrewsbury shall promptly attempt to resolve the Disputed Items and agree upon the Shareholders’ Equity.

        (c)        If Valley shall not have received a Disputed Items Notice within three days after receipt by Shrewsbury of the calculation of Shareholders’ Equity or prior thereto, Shrewsbury shall be deemed to have accepted by written notice to Valley the calculation of Shareholders’ Equity; such calculation shall be conclusively presumed to be true and correct in all respects and shall be binding upon the parties hereto and may not be disputed by any party in any forum or by any means, and shall hereinafter be referred to as the “Final Calculation.”

        (d)        To the extent that the Shareholders’ Equity agreed to (or deemed agreed to) by the parties in the Final Calculation is less than $59,000,000, the amount of such deficiency shall be defined as the “Deficit.” In the event there is a Deficit, the Per Share Cash Consideration and the Per Share Stock Value used in calculating the Exchange Ratio shall each be reduced by an amount equal to the Deficit divided by the number of shares of Shrewsbury Common Stock issued and outstanding as of the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SHREWSBURY

                 References herein to “Shrewsbury Disclosure Schedule” shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by Shrewsbury to Valley or will be delivered pursuant to Section 5.11 by Shrewsbury to Valley. Shrewsbury hereby represents and warrants to Valley as follows:

        3.1.         Corporate Organization.

        (a)        Shrewsbury is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Shrewsbury has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as hereinafter defined) on Shrewsbury. Shrewsbury is registered as a bank holding company under The Bank Holding Company Act of 1956 (the “BHCA”).

                 As used in this Agreement, the term “Material Adverse Effect” means, with respect to Valley or Shrewsbury, as the case may be, an effect which (i) is materially adverse to the business, results of operations, assets or financial condition of such party and its Subsidiaries on a consolidated basis, or (ii) materially impairs the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby.

        (b)        All of the Subsidiaries of Shrewsbury are listed in the Shrewsbury Disclosure Schedule. The term “Subsidiary”, when used in this Agreement with respect to Shrewsbury, means any corporation, joint venture, association, partnership, trust or other entity in which Shrewsbury has, directly or indirectly at least a 50% interest or acts as a general partner. Each Subsidiary of Shrewsbury is duly organized, validly existing and in good standing under the laws of its state of incorporation. SSB is a commercial bank chartered under the laws of the State of New Jersey whose deposits are insured by the Bank Insurance Fund (the “BIF”) of the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law. Each Subsidiary of Shrewsbury has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Shrewsbury. The Shrewsbury Disclosure Schedule sets forth true and complete copies of the certificate of incorporation, articles of association, bylaws or other comparable formation and governing documents (together the “Charter Documents”) of Shrewsbury and of each Shrewsbury Subsidiary as in effect on the date hereof. Except as set forth in the Shrewsbury Disclosure Schedule, Shrewsbury does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate, except (i) residential real estate acquired through foreclosure or deed in lieu of foreclosure in each individual instance with a fair market value less than $500,000 and (ii) real estate used for its banking premises.

        3.2.         Capitalization.

                 The authorized capital stock of Shrewsbury consists of 10,000,000 shares of Shrewsbury Common Stock. As of the date hereof, there were 2,948,296 shares of Shrewsbury Common Stock issued and outstanding, and 224,536 shares issued and held in the treasury. As of December 3, 2004, after payment of a stock dividend by Shrewsbury, there will be 3,057,246 shares of Shrewsbury Common Stock issued and outstanding, and 224,736 shares issued and held in the treasury. All issued and outstanding shares of Shrewsbury Common Stock, and all issued and outstanding shares of capital stock or other securities of each Shrewsbury Subsidiary, have been duly authorized and validly issued, are fully paid, and nonassessable. The authorized capital stock of SSB consists of 1,423,090 shares of common stock, $5.00 par value. As of the date hereof, there were 1,415,090 shares of SSB common stock outstanding. All of the outstanding shares of capital stock of each Shrewsbury Subsidiary are owned by Shrewsbury and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Neither Shrewsbury nor any Shrewsbury Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Shrewsbury or any Shrewsbury Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

        3.3.         Authority; No Violation.

        (a)        Subject to the approval of this Agreement and the transactions contemplated hereby by the shareholders of Shrewsbury, and subject to the parties obtaining all necessary regulatory approvals, Shrewsbury and SSB have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Shrewsbury and SSB. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of SSB. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of Shrewsbury or SSB are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Shrewsbury and SSB, and constitutes valid and binding obligations of Shrewsbury and SSB, enforceable against Shrewsbury and SSB in accordance with its terms.

        (b)        Neither the execution and delivery of this Agreement by Shrewsbury and SSB, nor the consummation by Shrewsbury and SSB of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Shrewsbury and SSB with any of the terms or provisions hereof, will (i) violate any provision of Shrewsbury’s or SSB’s Charter Documents, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Shrewsbury or SSB or any of their respective properties or assets, or (iii) except as set forth in the Shrewsbury Disclosure Schedule, to Shrewsbury’s knowledge, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Shrewsbury or SSB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Shrewsbury or SSB is a party, or by which either or both of them or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually and in the aggregate will not have a Material Adverse Effect on Shrewsbury, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Department, the Board of Governors of the Federal Reserve System (the “FRB”), the Securities and Exchange Commission (the “SEC”), applicable state securities bureaus or commissions and the shareholders of Shrewsbury, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Shrewsbury or SSB in connection with (x) the execution and delivery by Shrewsbury and SSB of this Agreement and (y) the consummation by Shrewsbury and SSB of the transactions contemplated hereby and (z) the execution and delivery by SSB of the Bank Merger Agreement and the consummation by SSB of the transactions contemplated thereby.

        3.4.         Financial Statements.

        (a)        The Shrewsbury Disclosure Schedule sets forth copies of the consolidated statements of condition of Shrewsbury as of December 31, 2003, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the periods ended December 31 in each of the three years 2001 through 2003, in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to Shrewsbury, and Shrewsbury’s unaudited Consolidated Financial Statements for Bank Holding Companies (on Form FRY 9C) as of September 30, 2004, the monthly balance sheet of Shrewsbury and SSB as of September 30, 2004 and the monthly profit and loss statement of Shrewsbury and SSB for the nine months ended September 30, 2004 (collectively, the “Shrewsbury Financial Statements”). The Shrewsbury Financial Statements (including the related notes with regard to audited Shrewsbury Financial Statements) have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, and fairly present the consolidated financial condition of Shrewsbury as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders’ equity and cash flows fairly present the results of the consolidated operations, stockholders’ equity and cash flows of Shrewsbury for the respective periods set forth therein.

        (b)        The books and records of Shrewsbury and its Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

        (c)        Except as set forth in the Shrewsbury Disclosure Schedule and except to the extent reflected, disclosed or reserved against in the Shrewsbury Financial Statements, as of September 30, 2004 neither Shrewsbury nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of Shrewsbury or any of its Subsidiaries and which are required by GAAP to be disclosed in the Shrewsbury Financial Statements. Except as set forth in the Shrewsbury Disclosure Schedule, since September 30, 2004 and to the date hereof, neither Shrewsbury nor any of its Subsidiaries have incurred any material liabilities except in the ordinary course of business and consistent with prudent banking practice, except as specifically contemplated by this Agreement.

        (d)        The Shrewsbury Disclosure Schedule includes a copy of Shrewsbury’s Consolidated Financial Statements for Bank Holding Companies (on Form FRY 9C) which includes information regarding “off-balance sheet arrangements” effected by Shrewsbury.

        (e)        KPMG LLP which has expressed its opinion with respect to the financial statements of Shrewsbury and its subsidiaries (including the related notes), and to the knowledge of Shrewsbury, is and has been throughout the periods covered by such financial statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002 “SOX”)), (y) “independent” with respect to Shrewsbury within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board. The Shrewsbury Disclosure Schedule lists all non-audit services performed by KPMG LLP for Shrewsbury and its Subsidiaries since January 1, 2001.

        (f)        Shrewsbury maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Shrewsbury and to maintain accountability for Shrewsbury’s consolidated assets; (iii) access to Shrewsbury’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Shrewsbury’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

        3.5.        Brokerage Fees; Financial Advisor. Other than Sandler O’Neill & Partners, L.P. (the “Investment Banker”), neither Shrewsbury nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement. Copies of Shrewsbury’s agreements with the Investment Banker are set forth in the Shrewsbury Disclosure Schedule. The Investment Banker has delivered to Shrewsbury its oral opinion with respect to the fairness, from a financial point of view, of the Aggregate Merger Consideration to the shareholders of Shrewsbury in the Merger. Other than pursuant to the agreement with the Investment Banker, there are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by Shrewsbury or any of its Subsidiaries.

        3.6.         Absence of Certain Changes or Events.

        (a)        There has not been any material adverse change in the business, operations, assets or financial condition of Shrewsbury and its Subsidiaries on a consolidated basis since September 30, 2004 and to Shrewsbury’s knowledge, no facts or conditions exist which Shrewsbury believes will cause or is likely to cause such a material adverse change in the future.

        (b)        Except as set forth in the Shrewsbury Disclosure Schedule, neither Shrewsbury nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.2 hereof between September 30, 2004 and the date hereof and Shrewsbury and the Shrewsbury Subsidiaries have conducted their business only in the ordinary course, consistent with past practice.

        3.7.        Legal Proceedings. Except as disclosed in the Shrewsbury Disclosure Schedule, neither Shrewsbury nor any of its Subsidiaries is a party to any, and there are no pending or, to Shrewsbury’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Shrewsbury or any of its Subsidiaries. Except as disclosed in the Shrewsbury Disclosure Schedule, neither Shrewsbury nor any of its Subsidiaries is a party to any order, judgment or decree entered against Shrewsbury or any Shrewsbury Subsidiary in any lawsuit or proceeding.

        3.8.         Taxes and Tax Returns.

        (a)        Shrewsbury, SSB and each of their Subsidiaries have timely filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any Taxes (which such Returns which have already been filed were and continue to be, true, correct and complete in all material respects and which such Returns which will be filed will be true, correct and complete in all material respects when filed) and, except as set forth in the Shrewsbury Disclosure Schedule, each has duly paid (and until the Effective Time will so pay) all such Taxes shown as due on such Returns, other than Taxes or other charges which are being contested in good faith (and disclosed to Valley in writing). Shrewsbury, SSB and each of their Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves for the payment of all Taxes not yet due and payable, but incurred in respect of Shrewsbury, SSB or any Subsidiary through such date, which reserves are adequate for such purposes. Except as set forth in the Shrewsbury Disclosure Schedule, the federal income tax Returns of Shrewsbury, SSB and each of their Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the Shrewsbury Disclosure Schedule, the applicable state income and local tax returns of Shrewsbury, SSB and each of their Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the knowledge of each of Shrewsbury and SSB, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon Shrewsbury, SSB or any of their Subsidiaries, nor has Shrewsbury, SSB or any of their Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

        (b)        Except as set forth in the Shrewsbury Disclosure Schedule, neither Shrewsbury, SSB nor any of their Subsidiaries: (i) has requested any extension of time within which to file any tax Return which Return has not since been filed; (ii) is a party to any agreement providing for the allocation or sharing of taxes (except agreements between and/or among Shrewsbury, SSB and/or any of their Subsidiaries; (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of a voluntary change in accounting method initiated by Shrewsbury, SSB or any Subsidiary (nor does Shrewsbury or SSB have any knowledge that the IRS has proposed any such adjustment or change of accounting method); (iv) has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; (v) has been included in any “consolidated,” “unitary” or “combined” Return (other than the Returns which include Shrewsbury, SSB and each of their Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality; (vi) has participated in or otherwise engaged in any transaction described in Treasury Regulations Section 301.6111-2(b)(2) or any “Reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b); (vii) is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by Shrewsbury, SSB or any of their Subsidiaries of any “excess parachute payments” within the meaning of Section 280G of the Code; and/or (viii) has received any claim by a Governmental Entity in a jurisdiction where it does not file Returns that it is or may be subject to taxation by that jurisdiction.

        (c)        Except as set forth in the Shrewsbury Disclosure Schedule, (i) Shrewsbury, SSB and each of their Subsidiaries has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) Shrewsbury, SSB and each of their Subsidiaries has maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) will not result in a Material Adverse Effect on Shrewsbury.

        (d)        Shrewsbury has made available to Valley correct and complete copies of: (i) all material Returns filed within the past three years by Shrewsbury, SSB and each of their Subsidiaries; (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past three years relating to Taxes due from or with respect to Shrewsbury, SSB or any of its Subsidiaries; and (iii) any closing letters or agreements entered into by Shrewsbury, SSB or any of its Subsidiaries with any Governmental Entities within the past five years with respect to Taxes.

        (e)        For purposes of this Agreement, the terms: (i) “Tax” or “Taxes” means: (A) any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and other recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign, including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis and such term shall include any interest, fines penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, (B) any liability for the payment of any amounts described in (A) as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (C) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any obligation to indemnify any other person with respect to the payment of any amounts of the type described in (A) or (B); (ii) “Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, which is required to be filed with a Governmental Entity; and (iii) “Governmental Entity” means any (A) Federal, state, local, municipal or foreign government, (B) governmental, quasi-governmental authority (including any governmental agency, commission, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally-derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or (C) any self-regulatory organization, administrative or regulatory agency, commission or authority.

        3.9.         Employee Benefit Plans.

        (a)        Except as disclosed in the Shrewsbury Disclosure Schedule, neither Shrewsbury nor any of its Subsidiaries maintains or contributes to any “employee pension benefit plan”, within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Shrewsbury Pension Plans”), “employee welfare benefit plan”, within the meaning of Section 3(1) of ERISA (the “Shrewsbury Welfare Plans”), stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. Neither Shrewsbury nor any of its Subsidiaries has, since September 2, 1974, contributed to any “Multiemployer Plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.

        (b)        Shrewsbury has delivered to Valley in the Shrewsbury Disclosure Schedule a complete and accurate copy of each of the following with respect to each of the Shrewsbury Pension Plans and Shrewsbury Welfare Plans: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter or opinion letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500, if any.

        (c)        The present value of all accrued benefits both vested and non-vested under each of the Shrewsbury Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such Shrewsbury Pension Plan’s actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To Shrewsbury’s knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

        (d)        Except as disclosed on the Shrewsbury Disclosure Schedule, during the last six years, the Pension Benefit Guaranty Corporation (the “PBGC”) has not asserted any claim for liability against Shrewsbury or any of its Subsidiaries which has not been paid in full.

        (e)        All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each Shrewsbury Pension Plan have been paid. All contributions required to be made to each Shrewsbury Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of Shrewsbury and its Subsidiaries which have not been paid have been properly recorded on the books of Shrewsbury and its Subsidiaries.

        (f)        Except as disclosed on the Shrewsbury Disclosure Schedule, each of the Shrewsbury Pension Plans, the Shrewsbury Welfare Plans and each other plan and arrangement identified on the Shrewsbury Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination or opinion letter, which takes into account the Tax Reform Act of 1986 and (to the extent it mandates currently applicable requirements) subsequent legislation, with respect to each of the Shrewsbury Pension Plans and Shrewsbury is not aware of any fact or circumstance which would disqualify any such plan, that could not be retroactively corrected (in accordance with the procedures of the IRS).

        (g)        To Shrewsbury’s knowledge, except as disclosed on the Shrewsbury Disclosure Schedule, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the Shrewsbury Welfare Plans or Shrewsbury Pension Plans.

        (h)        No Shrewsbury Pension Plan or any trust created thereunder has been terminated, nor have there been any “reportable events”, within the meaning of Section 4034(b) of ERISA, with respect to any of the Shrewsbury Pension Plans.

        (i)        To Shrewsbury’s knowledge, except as disclosed on the Shrewsbury Disclosure Schedule, no “accumulated funding deficiency”, within the meaning of Section 412 of the Code, has been incurred with respect to any of the Shrewsbury Pension Plans.

        (j)        There are no pending, or, to Shrewsbury’s knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Shrewsbury Pension Plans or the Shrewsbury Welfare Plans, any trusts related thereto or any other plan or arrangement identified in the Shrewsbury Disclosure Schedule.

        (k)        Except as disclosed in the Shrewsbury Disclosure Schedule, no Shrewsbury Pension or Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any Shrewsbury Pension Plan.

        (l)        Except with respect to customary health, life and disability benefits or as disclosed in the Shrewsbury Disclosure Schedule, there are no unfunded benefits obligations which are not accounted for by reserves shown on the Shrewsbury Financial Statements and established under GAAP, or otherwise noted on such financial statements.

        (m)        With respect to each Shrewsbury Pension and Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of Shrewsbury or any Shrewsbury Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to or at the Effective Time.

        (n)        Except as may hereafter be expressly agreed to by Valley in writing or as disclosed on the Shrewsbury Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Shrewsbury or any Shrewsbury Subsidiary to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, accelerate the vesting, or increase the amount, of any compensation or benefits due to any current employee or former employee under any Shrewsbury Pension Plan or Shrewsbury Welfare Plan.

        (o)        Except for the Shrewsbury Pension Plans and the Shrewsbury Welfare Plans, and except as set forth on the Shrewsbury Disclosure Schedule, Shrewsbury has no deferred compensation agreements, understandings or obligations for payments or benefits to any current or former director, officer or employee of Shrewsbury or any Shrewsbury Subsidiary or any predecessor of any of them. The Shrewsbury Disclosure Schedule sets forth (or lists, if previously delivered to Valley with respect to such items and any supplemental retirement plan or arrangement): (i) true and complete copies of the deferred compensation agreements, understandings or obligations with respect to each such current or former director, officer or employee, and (ii) the most recent actuarial or other calculation of the present value of such payments or benefits.

        (p)        Except as set forth in the Shrewsbury Disclosure Schedule, Shrewsbury does not maintain or otherwise pay for life insurance policies (other than group term life policies on employees) with respect to any director, officer or employee. The Shrewsbury Disclosure Schedule lists each such insurance policy and any agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. To Shrewsbury’s knowledge, neither Shrewsbury nor any Shrewsbury Pension Plan or Shrewsbury Welfare Plan owns any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding.

        (q)        Except as set forth in the Shrewsbury Disclosure Schedule, Shrewsbury does not maintain any retirement plan for directors. The Shrewsbury Disclosure Schedule sets forth the complete documentation and actuarial evaluation of any such plan.

        3.10.        Reports. Except as set forth in the Shrewsbury Disclosure Schedule, SSB has, since January 1, 2001, duly filed with the Department and the FDIC, and Shrewsbury has duly filed with the FRB, in correct form all documentation required to be filed under applicable laws and regulations, and Shrewsbury promptly will deliver or make available to Valley accurate and complete copies of such documentation. The Shrewsbury Disclosure Schedule lists all examinations of SSB conducted by the Department and the FDIC since January 1, 2001 and the dates of any responses thereto submitted by SSB.

        3.11.        Shrewsbury and SSB Information. The information relating to Shrewsbury, SSB and the other Shrewsbury Subsidiaries, this Agreement and the transactions contemplated hereby to be contained in the Proxy Statement-Prospectus (as defined in Section 5.6(a) hereof) to be delivered to shareholders of Shrewsbury in connection with their approval of the Merger, as of the date the Proxy Statement-Prospectus is mailed to shareholders of Shrewsbury, and up to and including the date of the Shareholders Meeting (as defined in Section 5.7 hereof), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        3.12.        Compliance with Applicable Law.

        (a)        Except as set forth in the Shrewsbury Disclosure Schedule, each of Shrewsbury and the Shrewsbury Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Shrewsbury or any of its Subsidiaries, including, without limitation, consumer, community and fair lending laws (other than where such defaults or non-compliances will not, alone or in the aggregate, result in a Material Adverse Effect on Shrewsbury) and neither Shrewsbury nor any of the Shrewsbury Subsidiaries has received notice of violation of, and Shrewsbury does not know of any violations of, any of the above.

        (b)        Without limiting the foregoing, to Shrewsbury’s knowledge (i) SSB has complied in all material respects with the Community Reinvestment Act (“CRA”) and (ii) no person or group would object to the consummation of this Merger due to the CRA performance of or rating of SSB. Except as listed on the Shrewsbury Disclosure Schedule to Shrewsbury’s knowledge, no person or group has adversely commented upon SSB’s CRA performance.

        3.13.         Certain Contracts.

        (a)        Except as disclosed in the Shrewsbury Disclosure Schedule, (i) neither Shrewsbury nor any Shrewsbury Subsidiary is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Shrewsbury or any Shrewsbury Subsidiary to any officer, employee, director or consultant thereof. The Shrewsbury Disclosure Schedule sets forth true and correct copies of all employment agreements or termination agreements with officers, employees, directors, or consultants to which Shrewsbury or any Shrewsbury Subsidiary is a party.

        (b)        Except as disclosed in the Shrewsbury Disclosure Schedule (i) as of the date of this Agreement, neither Shrewsbury nor any Shrewsbury Subsidiary is a party to or bound by any commitment, agreement or other instrument which contemplates the payment by Shrewsbury, SSB or any Shrewsbury Subsidiary of amounts in excess of $100,000, and which has a term extending beyond June 30, 2005 and cannot be terminated by Shrewsbury, SSB or a Shrewsbury Subsidiary without consent of the other party thereto, (ii) no commitment, agreement or other instrument to which Shrewsbury or any Shrewsbury Subsidiary is a party or by which any of them is bound limits the freedom of Shrewsbury or any Shrewsbury Subsidiary to compete in any line of business or with any person, and (iii) neither Shrewsbury nor any Shrewsbury Subsidiary is a party to any collective bargaining agreement.

        (c)        Except as disclosed in the Shrewsbury Disclosure Schedule, neither Shrewsbury nor any Shrewsbury Subsidiary or, to Shrewsbury’s knowledge, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which SSB is or will be the creditor) or arrangement.

        3.14.         Properties and Insurance.

        (a)        To Shrewsbury’s knowledge, and except as set forth in the Shrewsbury Disclosure Schedule, Shrewsbury and its Subsidiaries have good, and as to owned real property marketable, title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Shrewsbury’s consolidated balance sheet as of December 31, 2003, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2003 either (A) to third parties in arm’s length transactions or (B) to insiders or to directors or officers of Shrewsbury pursuant to the approval of the board of directors of Shrewsbury and for fair value), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Shrewsbury and its Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to Valley prior to the date hereof. Shrewsbury and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them. The Shrewsbury Disclosure Schedule lists all leases pursuant to which Shrewsbury or any Shrewsbury Subsidiary occupies any real property and for each such lease lists annual base rentals, annual add-ons for taxes, maintenance and the like, the annual increases to the end of the lease, the expiration date and any option terms.

        (b)        The Shrewsbury Disclosure Schedule lists all policies of insurance covering business operations and all insurable properties and assets of Shrewsbury and its Subsidiaries showing all risks insured against, in each case under valid, binding and enforceable policies or bonds, with such amounts and such deductibles as are specified. As of the date hereof, neither Shrewsbury nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

        3.15.        Minute Books. The minute books of Shrewsbury and its Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

        3.16.        Environmental Matters. Except as set forth in the Shrewsbury Disclosure Schedule:

        (a)        Neither Shrewsbury nor any Shrewsbury Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Shrewsbury or such Shrewsbury Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of Shrewsbury and the Shrewsbury Subsidiaries taken as a whole. Except as disclosed on the Shrewsbury Disclosure Schedule, Shrewsbury has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by Shrewsbury or any Shrewsbury Subsidiary, as OREO or otherwise, or owned or controlled by Shrewsbury or any Shrewsbury Subsidiary as a trustee or fiduciary (collectively, “Properties”), in any manner that violates or, after the lapse of time is reasonably likely to violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a Material Adverse Effect on Shrewsbury.

        (b)        Shrewsbury has no knowledge that any of the Properties has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a Material Adverse Effect on Shrewsbury.

        (c)        To Shrewsbury’s knowledge, except as set forth in the Shrewsbury Disclosure Schedule, there are no underground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any of the Properties while the property was owned, operated or controlled by Shrewsbury or any Shrewsbury Subsidiary.

        3.17.        Reserves. As of the date hereof, the reserve for loan and lease losses in the Shrewsbury Financial Statements is adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

        3.18.        No Excess Parachute Payments. Except as set forth in the Shrewsbury Disclosure Schedule, no officer, director, employee or agent (or former officer, director, employee or agent) of Shrewsbury or any Shrewsbury Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement, the Merger or the Bank Merger, to any payment or benefit from Shrewsbury, a Shrewsbury Subsidiary, Valley or VNB which if paid or provided would constitute an “excess parachute payment”, as defined in Section 280G of the Code or regulations promulgated thereunder.

        3.19.        Agreements with Bank Regulators. Except as set forth in the Shrewsbury Disclosure Schedule, neither Shrewsbury nor any Shrewsbury Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign (“Governmental Entity”) which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to Valley by Shrewsbury prior to the date of this Agreement, nor has Shrewsbury been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Shrewsbury nor any Shrewsbury Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to Valley by Shrewsbury prior to the date of this Agreement.

                 3.20        Insider Loans. The Shrewsbury Disclosure Schedule sets forth, as of September 30, 2004, each loan, extension of credit, or guaranty from Shrewsbury or any of its Subsidiaries to any director or executive officer of Shrewsbury including (i) the name of the person receiving the benefit of loan, extension of credit or guaranty, (ii) the outstanding principal amount of such loan or extension of credit, and (iii) type of loan.

                 3.21        Disclosure Controls and Procedures. Except as set forth in the Shrewsbury Disclosure Schedule, since December 31, 2002 Shrewsbury and each of its Subsidiaries has had in place disclosure controls and procedures reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by SSB in the reports that it files or submits to either the FDIC or the Department recorded, processed, summarized and reported within the time periods specified in the applicable rules and forms of the FDIC or the Department, as the case may be, and that such information is accumulated and communicated to Shrewsbury’s management as appropriate to allow timely decisions regarding required disclosure. Shrewsbury maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in the Shrewsbury Disclosure Schedule, none of Shrewsbury’s or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Shrewsbury or its Subsidiaries or accountants.

        3.22.        Disclosure. No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VALLEY

                 References herein to the “Valley Disclosure Schedule” shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by Valley to Shrewsbury or will be delivered pursuant to Section 5.11 by Valley to Shrewsbury. Valley hereby represents and warrants to Shrewsbury as follows:

         4.1.             Corporate Organization.

        (a)        Valley is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Valley. Valley is registered as a bank holding company under the BHCA.

        (b)        All of the Subsidiaries of Valley are listed in the Valley Disclosure Schedule.

The term “Subsidiary” when used in this Agreement with reference to Valley, means any corporation, joint venture, association, partnership, trust or other entity in which Valley has, directly or indirectly, at least a 50% interest or acts as a general partner. Each Subsidiary of Valley is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. VNB is a national bank whose deposits are insured by the BIF of the FDIC to the fullest extent permitted by law. Each Subsidiary of Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Valley.

        4.2.        Capitalization. The authorized capital stock of Valley consists solely of 157,042,457 shares of Valley Common Stock and 30,000,000 shares of preferred stock, no par value per share (the “Valley Preferred Stock”), which may be divided into classes and into series within any class as determined by the Board of Directors. As of September 30, 2004, there were 98,724,038 shares of Valley Common Stock issued and outstanding net of treasury stock, and 173,166 treasury shares and no shares of Preferred Stock outstanding. Since September 30, 2004, to and including the date of this Agreement, no additional shares of Valley Common Stock have been issued except in connection with exercises of options granted under the 1989 Long-Term Stock Incentive Plan of Valley and the 1999 Long-Term Stock Incentive Plan of Valley (collectively, the “Valley Option Plans”) or grants under the Valley Option Plans or grants or options under any option or stock plan assumed by Valley in connection with any other acquisition (the “Acquired Stock Plans”). As of September 30, 2004, except for 2,363,122 shares of Valley Common Stock issuable upon exercise of outstanding stock options and stock appreciation rights granted pursuant to the Valley Option Plans or the Acquired Stock Plans, there were no shares of Valley Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of Valley Common Stock, and all issued and outstanding shares of capital stock of Valley’s Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of Valley’s Subsidiaries are owned directly or indirectly by Valley free and clear of any liens, encumbrances, charges, restrictions or rights of third parties, except as listed in the Valley Disclosure Schedule. Except for the options and stock appreciation rights referred to above under the Valley Option Plans, neither Valley nor any of Valley’s Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Valley or Valley’s Subsidiaries or any securities representing the right to otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

        4.3.         Authority; No Violation.

        (a)        Valley and VNB have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. Valley has a sufficient number of authorized but unissued shares of Valley Common Stock to pay the consideration for the Merger set forth in Article II of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Valley and VNB. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of VNB. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of Valley and VNB are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Valley and VNB and constitutes a valid and binding obligation of Valley and VNB, enforceable against Valley and VNB in accordance with its terms.

        (b)        Neither the execution or delivery of this Agreement nor the consummation by Valley and VNB of the transactions contemplated hereby in accordance with the terms hereof, will (i) violate any provision of the Charter Documents of Valley or of VNB, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Valley or VNB or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Valley or VNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Valley or VNB is a party, or by which Valley or VNB or any of their properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as in the aggregate will not have a Material Adverse Effect on Valley, or the ability of Valley and VNB to consummate the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the OCC, the Department, the FRB, the SEC, or applicable state securities bureaus or commissions and the shareholders of Valley, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Valley or VNB in connection with (a) the execution and delivery by Valley or VNB of this Agreement, (b) the consummation by Valley of the Merger and the other transactions contemplated hereby and (c) the execution and delivery by VNB of the Bank Merger Agreement and the consummation by VNB of the Bank Merger and other transactions contemplated thereby.

        4.4.         Financial Statements.

        (a)        Valley’s Annual Reports on form 10-K filed with the SEC under the Securities Exchange Act of 1934 (the “1934 Act”) and available on the SEC’s EDGAR system set forth the consolidated statements of financial condition of Valley as of December 31, 2003, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity and cash flows for the periods ended December 31 in each of the three years 2001 through 2003, in each case accompanied by the audit report of Valley’s independent public accountants, and Valley’s Quarterly Reports on Form 10-Q filed with the SEC under the 1934 Act and available on the SEC’s EDGAR system set forth the unaudited consolidated statements of condition of Valley as of September 30, 2004 and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the three- and nine-month periods then ended as reported in Valley’s Quarterly Report on Form 10-Q, filed with the SEC under the 1934 Act (collectively, the “Valley Financial Statements”). The Valley Financial Statements (including the related notes), have been prepared in accordance with GAAP consistently applied during the periods involved, and fairly present the consolidated financial position of Valley as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders’ equity and of cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in stockholders’ equity and of cash flows of Valley for the respective fiscal periods set forth therein.

        (b)        The books and records of Valley and its subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

        (c)        Except as and to the extent reflected, disclosed or reserved against in the Valley Financial Statements (including the notes thereto), as of September 30, 2004 neither Valley nor any of its Subsidiaries had or has, as the case may be, any material obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Valley or any of its Subsidiaries and which are required by GAAP to be disclosed in the Valley Financial Statements. Since September 30, 2004, neither Valley nor any of its Subsidiaries have incurred any material liabilities, except in the ordinary course of business and consistent with prudent banking practice.

        4.5.        Brokerage Fees. Except for fees to be paid to MG Advisors, Inc., neither Valley nor VNB nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

        4.6.        Absence of Certain Changes or Events. Except as disclosed in the Valley Disclosure Schedule, there has not been any material adverse change in the business, operations, assets or financial condition of Valley and Valley’s Subsidiaries on a consolidated basis since September 30, 2004 and to Valley’s knowledge, no fact or condition exists which Valley believes will cause or is likely to cause such a material adverse change in the future.

        4.7.        Valley Information. The information relating to Valley and its Subsidiaries, this Agreement and the transactions contemplated hereby to be contained in the Registration Statement and Proxy Statement-Prospectus (as defined in Section 5.6(a) hereof), as of the date of the mailing of the Proxy Statement-Prospectus to shareholders of Shrewsbury, and up to and including the date of the Shareholders Meeting (as defined in Section 5.7 hereof), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement shall comply as to form in all material respects with the provisions of the 1933 Act, the 1934 Act and the rules and regulations promulgated thereunder.

        4.8.        Capital Adequacy. As of the date of this Agreement Valley has, and at the Effective Time, after taking into effect the Merger and the transactions contemplated hereunder, Valley will have, sufficient capital to satisfy all applicable regulatory capital requirements.

        4.9.        Valley Common Stock. As of the date hereof, Valley has available and reserved shares of Valley Common Stock sufficient for issuance pursuant to the Merger and upon the exercise of Valley Stock Options subsequent thereto. The Valley Common Stock to be issued hereunder pursuant to the Merger, and upon exercise of the Valley Stock Options, when so issued, will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through Valley, with no personal liability attaching to the ownership thereof. The Valley Common Stock to be issued hereunder pursuant to the Merger, and upon exercise of the Valley Stock Options, when so issued, will be registered under the 1933 Act and issued in accordance with all applicable state and federal laws, rules and regulations, and will be approved or listed for trading on the NYSE.

        4.10.        Legal Proceedings. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor its Subsidiaries is a party to any, and there are no pending or, to Valley’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Valley or any of its Subsidiaries which, if decided adversely to Valley, or any of its Subsidiaries, would have a Material Adverse Effect on Valley. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of Valley’s Subsidiaries is a party to any order, judgment or decree entered against Valley or any such Subsidiary in any lawsuit or proceeding which would have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis.

        4.11.        Taxes and Tax Returns. To Valley’s knowledge, Valley and its Subsidiaries have duly filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and have duly paid (and until the Effective Time will so pay) all such Taxes due and payable, other than Taxes or other charges which are being contested in good faith. Valley and its Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves for the payment of all federal, state and local Taxes not yet due and payable, but incurred in respect of Valley and its Subsidiaries through such date, which reserves are, to Valley’s knowledge, adequate for such purposes. No deficiencies exist or have been asserted based upon the federal income tax returns of Valley and VNB.

        4.12.        Employee Benefit Plans.

        (a)        Valley and its Subsidiaries maintain or contribute to certain “employee pension benefit plans” (the “Valley Pension Plans”), as such term is defined in Section 3 of ERISA, and “employee welfare benefit plans” (the “Valley Welfare Plans”), as such term is defined in Section 3 of ERISA. Since September 2, 1974, neither Valley nor its Subsidiaries have contributed to any “Multiemployer Plan”, as such term is defined in Section 3(37) of ERISA.

        (b)        Except as set forth on the Valley Disclosure Schedule, to Valley’s knowledge, each of the Valley Pension Plans and each of the Valley Welfare Plans has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

        (c)        To Valley’s knowledge, no “accumulated funding deficiency” within the meaning of Section 412 of the Code has been incurred with respect to any of the Valley Pension Plans.

        (d)        Except with respect to customary health, life and disability benefits or as disclosed on the Valley Disclosure Schedule, there are no unfunded benefit obligations which are not accounted for by reserves shown on the financial statements of Valley and established under GAAP or otherwise noted on such financial statements.

        4.13.        Compliance with Applicable Law. Except as set forth on the Valley Disclosure Schedule, Valley and its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Valley and its Subsidiaries (other than where such default or non-compliance will not result in a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis) and Valley has not received notice of violations of, and does not know of any violations of, any of the above. Without limiting the foregoing, to Valley’s knowledge (i) VNB has complied in all material respects with the CRA and (ii) no person or group would object to the consummation of the Merger due to the CRA performance or rating of VNB. To Valley’s knowledge, except as listed on the Valley Disclosure Schedule, no person or group has adversely commented upon VNB’s CRA performance.

        4.14.        Minute Books. The minute books of Valley and its Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

        4.15.        Environmental Matters. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of its Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Valley or any of its Subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of Valley or its Subsidiaries. Except as disclosed in the Valley Disclosure Schedule, Valley has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property owned or leased by Valley or any of its Subsidiaries in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a Material Adverse Effect on Valley.

        4.16.        Reserves. As of the date hereof, the reserve for loan and lease losses in the Valley Financial Statements is, to Valley’s knowledge, adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

        4.17.        Agreements with Bank Regulators. Except as set forth on the Valley Disclosure Schedule, neither Valley nor any Valley Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Valley been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither VNB nor any Valley Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to Shrewsbury by Valley prior to the date of this Agreement.

        4.20.        Disclosures. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

ARTICLE V

COVENANTS OF THE PARTIES

        5.1.        Conduct of the Business of Shrewsbury. During the period from the date of this Agreement to the Effective Time, Shrewsbury shall, and shall cause each of its Subsidiaries to, conduct its respective business and engage in transactions permitted hereunder only in the ordinary course and consistent with prudent banking practice, except with the prior written consent of Valley. Shrewsbury also shall use its best efforts to (i) preserve its business organization and that of each Shrewsbury Subsidiary intact, (ii) keep available to itself the present services of its employees and those of its Subsidiaries, provided that neither Shrewsbury nor any of its Subsidiaries shall be required to take any unreasonable or extraordinary act or any action which would conflict with any other term of this Agreement, and (iii) preserve for itself and Valley the goodwill of its customers and those of its Subsidiaries and others with whom business relationships exist.

        5.2.         Negative Covenants and Dividend Covenants.

        (a)        Shrewsbury agrees that from the date hereof to the Effective Time, except as otherwise approved by Valley in writing or as permitted or required by this Agreement, it will not, nor will it permit any of its Subsidiaries to:

(i) change any provision of its Charter Documents;

(ii) change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Shrewsbury or any Shrewsbury Subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof)(except for dividends paid by Shrewsbury Capital Corporation to Shrewsbury Investment Corporation and to Shrewsbury Capital Corporation preferred stock shareholders) in respect of its capital stock, except that Shrewsbury may declare quarterly cash and/or stock dividends equal to those declared by Valley for Valley shareholders multiplied by 1.75 for each Shrewsbury share, subject to adjustment for any stock split, stock dividend, stock combination, reclassification or similar transaction effected by Valley with respect to Valley Common Stock between the date hereof and the Effective Time;

(iii) grant any severance or termination pay (other than pursuant to policies of Shrewsbury in effect on the date hereof and disclosed in the Shrewsbury Disclosure Schedule or as agreed to by Valley in writing) to, or enter into or amend any employment agreement with, any of its directors, officers or employees, adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or award any increase in compensation or benefits to its directors, officers or employees except for increases in compensation to officers and employees in the usual and ordinary course of business consistent with past practice;

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(iv) sell or dispose of any substantial amount of assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies;

(v) make any capital expenditures in excess of $100,000 in the aggregate other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to Valley, except as set forth in Section 5.2 of the Shrewsbury Disclosure Schedule;

(vi) file any applications or make any contract with respect to branching or site location or relocation;

(vii) agree to acquire in any manner whatsoever (other than to realize upon on collateral for a defaulted loan) any business or entity or make any new investments in securities other than investments in government, municipal or agency bonds having an average maturity or duration of less than five years;

(viii) make any material change in its accounting methods or practices, other than changes required in accordance with GAAP;

(ix) take any action that would result in any of the representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied;

(x) make or commit to make to make any new loan or other extension of credit in an amount of $500,000 or more, renew for a period in excess of one year any existing loan or other extension of credit in an amount of $500,000 or more, or increase by $500,000 or more the aggregate credit outstanding to any borrower or group of affiliated borrowers except such loan initiations, renewals or increases that are committed as of the date of this Agreement and identified on the Shrewsbury Disclosure Schedule and residential mortgage loans made in the ordinary course of business in accordance with past practice; or

(xi) agree to do any of the foregoing.

(b) Valley agrees that from the date hereof to the Effective Time, except as otherwise approved by Shrewsbury in writing or as permitted or required by this Agreement, it will not, nor will it permit any of its Subsidiaries to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in Article IV of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied.

        5.3.        No Solicitation. So long as this Agreement remains in effect, neither Shrewsbury nor SSB shall, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Valley) concerning any (i) merger of Shrewsbury or SSB, (ii) sale of a majority of the outstanding shares of common stock of Shrewsbury or SSB, (iii) sale of substantial assets or liabilities of Shrewsbury or SSB not in the ordinary course of business, or (iv) similar transactions involving Shrewsbury or SSB (an “Acquisition Transaction”). Notwithstanding the foregoing, Shrewsbury may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Shrewsbury, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. Shrewsbury shall promptly communicate to Valley the terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

        5.4.        Current Information. During the period from the date of this Agreement to the Effective Time, Shrewsbury will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Valley regarding Shrewsbury’s business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Without limiting the foregoing, Shrewsbury will send to Valley a monthly list of each new loan or extension of credit, and each renewal of an existing loan or extension of credit, in excess of $500,000, made during such month, and provide Valley with a copy of the loan offering for any such loan, extension of credit, or renewal upon request. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Effective Time, Shrewsbury will deliver to Valley SSB’s call reports filed with the Department and the FDIC, and (other than the last fiscal quarter of each fiscal year) Valley will deliver to Shrewsbury Valley’s Quarterly Reports on Form 10-Q, as filed with the SEC under the 1934 Act, and VNB’s call reports filed with the OCC and the FDIC. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ending after the date of this Agreement and prior to the Effective Time, Valley will deliver to Shrewsbury Valley’s Annual Report on Form 10-K, as filed with the SEC under the 1934 Act.

        5.5.         Access to Properties and Records; Confidentiality.

        (a)        Shrewsbury and SSB shall permit Valley and its representatives, and Valley and VNB shall permit Shrewsbury and its representatives, accompanied by an officer of the respective party, reasonable access to their respective properties, and shall disclose and make available to Valley and its representatives or Shrewsbury and its representatives as the case may be, all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, Charter Documents, material contracts and agreements, filings with any regulatory authority, independent auditors’ work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which Valley and its representatives or Shrewsbury and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. The parties will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Shrewsbury acknowledges that Valley may be involved in discussions concerning potential acquisitions of banks and other entities and Valley shall not be obligated to disclose such information to Shrewsbury except as such information is publicly disclosed by Valley.

        (b)        All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party’s advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger contemplated hereby is abandoned, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

        (c)        Without limiting the rights provided under Section 5.5(a), each of Valley and Shrewsbury, for a period of 45 calendar days following the date of this Agreement, shall have the right to conduct a full and complete acquisition audit and to perform such due diligence as it deems appropriate, using its own officers and employees or third parties, for purposes of determining whether there is a material breach of any representation or warranty hereunder or a material adverse change in the business or financial condition of the other party. Such acquisition audit or due diligence shall not be limited or restricted by virtue of any audit or due diligence performed before the date hereof or for any other reason, but shall not unduly interfere with the business of the other party.

        5.6.         Regulatory Matters.

        (a)        For the purposes of holding the Shareholders Meeting (as defined in Section 5.7) and qualifying under applicable federal and state securities laws the Valley Common Stock to be issued to Shrewsbury shareholders in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by Valley with the SEC of a Registration Statement including a proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the 1933 Act, the 1934 Act and applicable state securities laws and the rules and regulations thereunder (such proxy statement and prospectus in the form mailed by Shrewsbury to its shareholders together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus” and the various documents to be filed by Valley under the 1933 Act with the SEC to register the Valley Common Stock for sale, including the Proxy Statement-Prospectus, are referred to herein as the “Registration Statement”).

        (b)        Valley shall furnish Shrewsbury with such information concerning Valley and its Subsidiaries (including, without limitation, information regarding other transactions which Valley is required to disclose) as is necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to such entities, to comply with Section 5.6(a) hereof. Valley agrees promptly to advise Shrewsbury if at any time prior to the Shareholders Meeting any information provided by Valley in the Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and promptly to provide Shrewsbury with the information needed to correct such inaccuracy or omission. Valley shall promptly furnish Shrewsbury with such supplemental information as may be necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to Valley and the Valley Subsidiaries, to comply with Section 5.6(a) after the mailing thereof to Shrewsbury’s shareholders.

        (c)        Shrewsbury shall furnish Valley with such information concerning Shrewsbury as is necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to Shrewsbury, to comply with Section 5.6(a) hereof. Shrewsbury agrees promptly to advise Valley if at any time prior to the Shareholders Meeting, any information provided by Shrewsbury in the Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and promptly to provide Valley with the information needed to correct such inaccuracy or omission. Shrewsbury shall promptly furnish Valley with such supplemental information as may be necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to Shrewsbury and SSB to comply with Section 5.6(a) after the mailing thereof to Shrewsbury’s shareholders.

        (d)        Valley shall as promptly as practicable make such filings, if any, as are necessary in connection with the offering of the Valley Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of such stock under applicable state securities laws at the earliest practicable date. Shrewsbury shall promptly furnish Valley with such information regarding Shrewsbury shareholders as Valley requires to enable it to determine what filings are required hereunder. Shrewsbury authorizes Valley to utilize in such filings the information concerning Shrewsbury and SSB provided to Valley in connection with, or contained in, the Proxy Statement-Prospectus. Valley shall furnish Shrewsbury’s counsel with copies of all such filings and keep Shrewsbury advised of the status thereof. Valley and Shrewsbury shall as promptly as practicable file the Registration Statement containing the Proxy Statement-Prospectus with the SEC, and each of Valley and Shrewsbury shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement-Prospectus.

        (e)        Valley shall cause the Valley Common Stock issuable pursuant to the Merger to be listed on the NYSE at the Effective Time. Valley shall cause the Valley Common Stock which shall be issuable pursuant to exercise of Valley Stock Options to be accepted for listing on the NYSE when issued.

        (f)        The parties hereto will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the OCC, the FDIC, the FRB and the Department. The parties shall each have the right to review in advance and comment on all information relating to the other, as the case may be, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement. Valley and VNB shall use their best efforts to cause their application to the OCC to be filed within 5 days of the date hereof. Shrewsbury is delivering to Valley concurrently with the execution of this Agreement all information necessary to complete such application based on prior requests therefor by Valley. Valley shall provide to Shrewsbury drafts of all filings and applications referred to in this Section 5.6(a) and shall give Shrewsbury the opportunity to comment thereon prior to their filing.

        (g)        Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

        (h)        Shrewsbury acknowledges that Valley is in or may be in the process of acquiring other banks and other entities and that in connection with such acquisitions, information concerning Shrewsbury may be required to be included in the registration statements, if any, for the sale of securities of Valley or in SEC reports in connection with such acquisitions. Shrewsbury agrees to provide Valley with any information, certificates, documents or other materials about Shrewsbury as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by Valley prior to the Effective Time. Shrewsbury shall use its reasonable efforts to cause its attorneys and accountants to provide Valley and any underwriters for Valley with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. Valley shall reimburse Shrewsbury for reasonable expenses thus incurred by Shrewsbury should this transaction be terminated for any reason. Valley shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding Shrewsbury unless Shrewsbury shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

        (i)        Between the date of this Agreement and the Effective Time, Shrewsbury shall cooperate with Valley to reasonably conform Shrewsbury’s policies and procedures regarding applicable regulatory matters, to those of Valley as Valley may reasonably identify to Shrewsbury from time to time.

        5.7.        Approval of Shareholders.

                 Shrewsbury will (i) take all steps necessary duly to call, give notice of, convene and hold a meeting of the shareholders of Shrewsbury (such meeting or any adjournment thereof, the “Shareholders Meeting”) for the purpose of securing the approval of shareholders of this Agreement, (ii) subject to the qualification set forth in Section 5.3 hereof and the right not to make a recommendation or to withdraw a recommendation if Shrewsbury’s Board of Directors, after consulting with counsel, determines in the exercise of its fiduciary duties that such recommendation should not be made or should be withdrawn, recommend to the shareholders of Shrewsbury the approval of this Agreement and the transactions contemplated hereby and use its reasonable best efforts to obtain, as promptly as practicable, such approval, and (iii) cooperate and consult with Valley with respect to each of the foregoing matters. The directors of Shrewsbury in their capacity as shareholders agree to vote in favor of the Agreement.

        5.8.        Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

        5.9.        Public Announcements. The parties hereto shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation or as to which the party releasing such information has used its best efforts to discuss with the other party in advance.

        5.10.        Failure to Fulfill Conditions. In the event that Valley or Shrewsbury determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to September 30, 2005 (the “Cutoff Date”) and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions Valley may enter into with other parties, Shrewsbury and Valley will promptly inform the other of any facts applicable to Shrewsbury or Valley, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

        5.11.        Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. If the disclosure contained in any such supplement (i) relates to events occurring before execution of this Agreement or (ii) alone or together with other supplements or amendments materially adversely affects the representation to which the amendment or supplement relates, the party receiving the amendment or supplement may determine not to accept it as a modification of the relevant representation. Notice of such determination, if made, shall be given by the receiving party to the other party not later than 15 days after it received the disclosure in question. If such notice is not timely given, or if the disclosure in question did not contain any matter of the nature specified in clause (i) or (ii) of the second preceding sentence, the relevant representation shall be deemed modified by the disclosure in the amendment or supplement with the same effect as though that disclosure had been included in the relevant Disclosure Schedule as furnished prior to execution of this Agreement.

        5.12         Transaction Expenses of Shrewsbury.

        (a)        For planning purposes, Shrewsbury shall, within 30 days from the date hereof, provide Valley with its estimated budget of transaction-related expenses reasonably anticipated to be payable by Shrewsbury in connection with this transaction based on facts and circumstances currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Shrewsbury shall promptly notify Valley if or when it determines that it will expect to exceed its budget. Prior to signing this Agreement, Shrewsbury has disclosed to Valley the method by which the fees of its investment bankers and counsel in connection with this transaction are to be determined, and has disclosed to Valley the fees of its counsel in connection with this transaction through a recent date.

        (b)        Promptly, but in any event within 30 days, after the execution of this Agreement, Shrewsbury shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. Shrewsbury shall accrue and/or pay all of such amounts as soon as possible.

        (c)        Shrewsbury shall cause its professionals to render monthly invoices within 30 days after the end of each month. Shrewsbury shall notify Valley monthly of all out-of-pocket expenses which Shrewsbury has incurred in connection with this transaction.

        (d)        Valley, in reasonable consultation with Shrewsbury, shall make all arrangements with respect to the printing and mailing of the Proxy Statement-Prospectus.

        5.13.        Closing. The parties hereto shall cooperate and use reasonable efforts to try to cause the Effective Time to occur on or before March 31, 2005.

        5.14.        Indemnification.

        (a)        For a period of six years after the Effective Time, Valley shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Shrewsbury (collectively, the “Shrewsbury Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Shrewsbury Indemnitee (“Costs”) by reason of the fact that he or she is or was a director or officer of Shrewsbury or acted as a director or officer of a third party at the request of Shrewsbury, in connection with, arising out of or relating to any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative) (each a “Claim” and collectively, “Claims”), including without limitation any Claim which is based upon, arises out of or in any way relates to the Merger, this Agreement, any of the transactions contemplated by this Agreement, the Shrewsbury Indemnitee’s service as a member of the Board of Directors of Shrewsbury or any committee thereof, the events leading up to the execution of this Agreement, any statement, announcement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, in each case to the fullest extent which Shrewsbury would have been permitted under any applicable law and its Governing Documents had the Merger not occurred (and Valley shall also advance expenses as incurred to the fullest extent so permitted).

        (b)        From and after the Effective Time, Valley shall assume and honor any obligation of Shrewsbury immediately prior to the Effective Time with respect to the indemnification of the Shrewsbury Indemnitees arising out of the Charter Documents of Shrewsbury or arising out of any written indemnification agreements between Shrewsbury and such persons disclosed in the Shrewsbury Disclosure Schedule, as if such obligations were pursuant to a contract or arrangement between Valley and such Shrewsbury Indemnitees.

        (c)        In the event Valley or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Valley assume the obligations set forth in this Section 5.14.

        (d)        Valley shall cause Shrewsbury’s officers and directors to be covered, for a period of six years after the Effective Time, at Valley’s option, under (i) Valley’s then current officers’ and directors’ liability insurance policy (providing substantially similar coverage to Shrewsbury’s officers and directors such officers and directors had under Shrewsbury’s existing policy), or (ii) an extension of Shrewsbury’s existing officers’ and directors’ liability insurance policy. However, Valley shall only be required to insure such persons upon terms and for coverages substantially similar to Shrewsbury’s existing officers’ and directors’ liability insurance, and if such coverage over a six year period would in the aggregate cost more than 200% of the annual premium currently paid by Shrewsbury for such coverage, then Valley shall be required only to obtain such coverage as may be obtained by an expenditure equal to 200% of the annual premium currently paid by Shrewsbury for such coverage.

        (e)        Any Shrewsbury Indemnitee wishing to claim indemnification under this Section 5.14 shall promptly notify Valley upon learning of any Claim, but the failure to so notify shall not relieve Valley of any liability it may have to such Shrewsbury Indemnitee if such failure does not materially prejudice Valley. In the event of any Claim (whether arising before or after the Effective Time) as to which indemnification under this Section 5.14 is applicable, (x) Valley shall have the right to assume the defense thereof and Valley shall not be liable to such Shrewsbury Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Shrewsbury Indemnitee in connection with the defense thereof, except that if Valley elects not to assume such defense, or counsel for the Shrewsbury Indemnitees advises that there are issues which raise conflicts of interest between Valley and the Shrewsbury Indemnitees, the Shrewsbury Indemnitees may retain counsel satisfactory to them, and Valley shall pay the reasonable fees and expenses of such counsel for the Shrewsbury Indemnitees as statements therefor are received; provided, however, that Valley shall be obligated pursuant to this Section 5.14(e) to pay for only one firm of counsel for all Shrewsbury Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Shrewsbury Indemnitees would present such counsel with a conflict of interest that is not waivable by the Shrewsbury Indemnitees, and (y) the Shrewsbury Indemnitees will cooperate in the defense of any such matter. Valley shall not be liable for settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent, which will not be unreasonably withheld. Notwithstanding anything to the contrary in this Section 5.14, Valley shall not have any obligation hereunder to any Shrewsbury Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Shrewsbury Indemnitee in the manner contemplated hereby is prohibited by applicable law or public policy.

        5.15.        Employment and Director Matters.

        (a)        Following consummation of the Merger, Valley will honor the existing written employment and severance contracts with officers and employees of Shrewsbury and SSB that exist on the date hereof and are included in the Shrewsbury Disclosure Schedule.

        (b)        Valley intends, to the extent practical, to continue the employment of all officers and employees of Shrewsbury and SSB, at or near the same location, with the same or equivalent salary and benefits. Valley will allow each Shrewsbury and SSB employee who becomes employed by Valley or VNB to participate in all the benefits and opportunities available to all Valley employees generally.

        (c)        Following the consummation of the Merger and for one year thereafter, VNB shall, to the extent not duplicative of other severance benefits, pay severance to Shrewsbury and SSB employees in accordance with Valley’s written severance policy and shall provide out placement assistance to each employee with a position of Assistant Vice President or above at no cost to such employees, provided, however, that Valley shall not be required to expend more than $5,000 per employee with regard to such out placement assistance. Shrewsbury and SSB employees’ total years of employment, whether or not consecutive, will be used to calculate benefits in accordance with Valley’s written severance policy.

        (d)        Before or following consummation of the Merger, Valley will decide whether to continue each of SSB and/or Shrewsbury’s pension and welfare plans for the benefit of employees of SSB and Shrewsbury, or to have such employees become covered under a Valley Pension and Welfare Plan. Subject to the foregoing, following consummation of the Merger, Valley shall make available to all employees and officers of Shrewsbury who become employed by VNB coverage under the benefit plans generally available to VNB’s employees and officers (including pension and health and hospitalization) on the terms and conditions available to VNB’s employees and officers with no uninsured waiting periods for enrollment in Valley or VNB medical and dental plans for Shrewsbury employees and their dependents. No prior existing condition limitation not currently imposed by Shrewsbury or SSB medical or dental plans shall be imposed with respect to Valley’s or VNB’s medical and dental plans on Shrewsbury or SSB employees. Shrewsbury and SSB employees shall receive credit for any deductibles paid under Shrewsbury and SSB existing medical and dental plans. Shrewsbury employees will be given credit under Valley’s or VNB’s medical, life, vacation, sick leave, disability and other welfare plans for total prior service with Shrewsbury, and Shrewsbury’s employees will be granted credit for such prior service with Shrewsbury, solely for purposes of eligibility and vesting under Valley’s or VNB’s 401(k) plan.

        (e)        The Shrewsbury and SSB employees listed on the Shrewsbury Disclosure Schedule shall receive Valley stock and incentive stock options in accordance with the plan set forth on the Shrewsbury Disclosure Schedule.

        (f)        Each Shrewsbury director shall be offered the opportunity to participate in a Valley regional advisory board which will be established in the Monmouth County, New Jersey area.

        (g)        Valley will honor the pension plan adopted by Shrewsbury for the benefit of its Chairman to recognize his valuable contributions to Shrewsbury and SSB.

        (h)        In order to secure the continuing interaction of two current directors of Shrewsbury with the Shrewsbury and SSB customer base, Valley will offer each a five year consulting agreement (collectively, the “Consulting Agreements”).

(i) Until the Effective Time, Shrewsbury and SSB may award bonuses to its employees in accordance with past practice up to an aggregate of $150,000, provided that such bonuses shall be accrued as of the Effective Time.

        5.16.        Tax-Free Reorganization Treatment. Neither Valley nor Shrewsbury shall intentionally take, fail to take or cause to be taken or not taken, any action within its control, which would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

        5.17.         Affiliates.

        (a)        Promptly, but in any event within 14 days, after the execution and delivery of this Agreement, Shrewsbury shall deliver to Valley a letter identifying all persons who, to Shrewsbury’s knowledge, may be deemed to be affiliates of Shrewsbury under Rule 145 of the 1933 Act (“Rule 145”), including without limitation all directors and executive officers of Shrewsbury.

        (b)        Shrewsbury shall cause each director of Shrewsbury to, and Shrewsbury shall use its best efforts to cause each executive officer of Shrewsbury and each other person who may be deemed an affiliate of Shrewsbury under Rule 145 to, execute and deliver to Valley within 14 days after the execution and delivery of this Agreement, a letter substantially in the form of Exhibit B hereto agreeing to be bound by the restrictions of Rule 145.

        5.18.        Bank Policies and Bank Mergers. Notwithstanding that Shrewsbury believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, Shrewsbury recognizes that Valley may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time and in order to formulate the plan of integration for the Bank Merger, Shrewsbury and Valley shall consult and cooperate with each other with respect to (i) conforming to the extent appropriate, based upon such consultation, Shrewsbury’s loan, accrual and reserve policies and Shrewsbury’s other policies and procedures regarding applicable regulatory matters, including without limitation Federal Reserve, The Bank Secrecy Act and FDIC matters, to those policies of Valley as Valley may reasonably identify to Shrewsbury from time to time, (ii) new extensions of credit by SSB where the aggregate exposure exceeds $5,000,000, and (iii) conforming, based upon such consultation, the composition of the investment portfolio and overall asset/liability management position of Shrewsbury and SSB to the extent appropriate; provided that any required change in Shrewsbury’s practices in connection with the matters described in clause (i) or (iii) above need not be effected (A) more than five days prior to the Effective Time and (B) unless and until all necessary regulatory, governmental and shareholder approvals and consents have been received, all statutory waiting periods in respect thereof have expired, Valley agrees in writing that all conditions precedent to the Closing have occurred (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), and Valley has provided the Closing Notice. No accrual or reserve made by Shrewsbury or any Shrewsbury Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 7.1(d) or Section 7.1(f) hereof.

                 5.19 Compliance with the Industrial Site Recovery Act. Shrewsbury, at its sole cost and expense, shall use its best efforts to obtain prior to the Effective Time, with respect to each facility located in New Jersey owned or operated by Shrewsbury or any Shrewsbury Subsidiary (each, a “Facility”), either: (a) a Letter of Non-Applicability (“LNA”) from the New Jersey Department of Environmental Protection (“NJDEP”) stating that the Facility is not an “industrial establishment,” as such term is defined under the Industrial Site Recovery Act (“ISRA”); provided, however, that if the NJDEP informs Shrewsbury in writing that it will not issue an LNA by reason of the fact that the property and/or the transactions contemplated by this Agreement fall into a category that is “unmistakably exempt” from ISRA, Shrewsbury’s obligation under this clause shall be deemed to have been satisfied upon receipt of such letter from the NJDEP; (b) a Remediation Agreement issued by the NJDEP pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement; or (c) a Negative Declaration approval, Remedial Action Workplan approval, de minimus quantity exemption, an approval pursuant to N.J.A.C. 7:26B-5.1 through 5.8, a No Further Action letter or other document or documents issued by the NJDEP that satisfies the requirements of ISRA with respect to each Facility subject to ISRA. In the event Shrewsbury obtains a Remediation Agreement, Shrewsbury will post or have posted an appropriate Remediation Funding Source or will have obtained the NJDEP’s approval to self-guaranty any Remediation Funding Source required under any such Remediation Agreement.

ARTICLE VI

CLOSING CONDITIONS

        6.1.        Conditions of Each Party’s Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

        (a)        Approval of Shareholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Shrewsbury. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order. The Valley Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE.

        (b)        Regulatory Filings. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the OCC and any approval or waiver required by the FRB) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of Shrewsbury and SSB, taken as a whole, to Valley. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired. Both VNB and SSB shall have taken all necessary action to consummate the Bank Merger immediately after the Effective Time.

        (c)        Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger or the Bank Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or the Bank Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which Valley or Shrewsbury determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger or the Bank Merger.

        (d)        Tax Opinion. Shrewsbury and Valley shall have received an opinion of Pitney Hardin LLP reasonably satisfactory in form and substance to Shrewsbury and its counsel and to Valley based, in each case, upon representation letters required by Pitney Hardin LLP, dated on or about the date of such opinion, and such other facts and representations as counsel may reasonably deem relevant, to the effect that: (i) the Merger will be treated for federal income tax purposes as a “reorganization” qualifying under the provisions of Section 368 of the Code; (ii) no gain or loss will be recognized for federal income tax purposes to Valley, Shrewsbury, VNB or SSB or to the shareholders of Shrewsbury upon the exchange of Shrewsbury Common Stock solely for Valley Common Stock; and (iii) in the case of the receipt by the shareholders of Shrewsbury of cash in exchange for their Shrewsbury Common Stock, gain, if any, realized by the recipient on the exchange shall be recognized but in an amount not in excess of the amount of cash received. The tax opinions of Pitney Hardin LLP, summarized above are or will be based, among other things, on representations contained in certificates of the officers of Shrewsbury and Valley.

        6.2.        Conditions to the Obligations of Valley Under this Agreement. The obligations of Valley under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

        (a)        Representations and Warranties; Performance of Obligations of Shrewsbury and SSB. The representations and warranties of Shrewsbury contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Shrewsbury shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has been the subject of a supplement or amendment to the Shrewsbury Disclosure Schedule, that representation or warranty shall be deemed modified by the disclosure contained in such supplement or amendment only under the circumstances set forth in Section 5.11.

        (b)        Consents. Valley shall have received the written consents of any person whose consent to the transactions contemplated hereby is required under the applicable instrument.

        (c)        Opinion of Counsel. Valley shall have received an opinion of counsel to Shrewsbury, dated the date of the Closing, in form and substance reasonably satisfactory to Valley, covering the matters, and in substantially the form, set forth on Exhibit C hereto.

        (d)        SSB Action. SSB shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

        (e)        Legal Fees. Shrewsbury shall have furnished Valley with letters from all attorneys representing Shrewsbury and SSB in any matters confirming that all material legal fees have been paid in full for services rendered as of the Effective Time.

        (f)        Merger Related Expense. Shrewsbury shall have provided Valley with an accounting of all merger related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date. The merger related expenses of Shrewsbury, other than printing expenses (which are within the control of Valley) shall be reasonable, taking into account normal and customary billing rates, fees and expenses for similar transactions.

        (g)        Certificates. Shrewsbury shall have furnished Valley with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as Valley may reasonably request.

        (h)        Consulting Agreements. Consulting Agreements in such form as are reasonably satisfactory to Valley and the other respective parties thereto shall have been executed and delivered.

        6.3.        Conditions to the Obligations of Shrewsbury Under this Agreement. The obligations of Shrewsbury under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

        (a)        Representations and Warranties; Performance of Obligations of Valley. The representations and warranties of Valley contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Valley shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has been the subject of a supplement or amendment to the Valley Disclosure Schedule, that representation or warranty shall be deemed modified by the disclosure contained in such supplement or amendment only under the circumstances set forth in Section 5.11.

        (b)        Opinion of Counsel to Valley. Shrewsbury shall have received an opinion of counsel to Valley, dated the date of the Closing, in form and substance reasonably satisfactory to Shrewsbury, covering the matters, and in substantially the form, set forth on Exhibit D hereto.

        (c)        VNB Action. VNB shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

        (d)        Certificates. Valley shall have furnished Shrewsbury with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as Shrewsbury may reasonably request.

ARTICLE VII

TERMINATION

                 7.1        Permissive Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Shrewsbury:

        (a)        by mutual consent of Shrewsbury and Valley;

        (b)        by either Valley or Shrewsbury upon written notice to the other party (i) 60 days after the date on which any request or application for a required regulatory approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining (other than on a temporary basis) or otherwise prohibiting the Merger;

        (c)        by either Valley or Shrewsbury, if the Merger shall not have been consummated on or before the Cutoff Date unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

        (d)        by either Valley or Shrewsbury if the approval of the shareholders of Shrewsbury required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

        (e)        by either Valley or Shrewsbury (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing, and which breach of a representation or warranty, would, individually or in the aggregate with other breaches, result in a Material Adverse Effect with respect to the party committing such breach.

        (f)        by either Valley or Shrewsbury (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party hereto, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;

        (g)        by Shrewsbury, if Shrewsbury’s Board of Directors shall have approved a definitive agreement reflecting an Acquisition Transaction (the “Alternative Agreement”), but only if (1) at least 48 hours prior to entering into the Alternative Agreement, Shrewsbury provides a copy of the Alternative Agreement to Valley, (2) the Board of Directors of Shrewsbury, after consultation with outside legal counsel and after considering any response that Valley may have after reviewing the Alternative Agreement, determines in good faith that approving the Alternative Agreement is legally necessary for the proper discharge of its fiduciary duties under applicable law, (3) the Board of Directors of Shrewsbury, after consultation with its financial advisor and after considering any response that Valley may have after reviewing the Alternative Agreement, determines in good faith that the transactions contemplated by the Alternative Agreement are reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the transaction and the party offering to enter into the Alternative Agreement, and would, if consummated, be more favorable to the shareholders of Shrewsbury than the transaction contemplated by this Agreement and any transaction then being proposed by Valley; and (4) prior to terminating this Agreement, Shrewsbury (A) delivers to Valley a written acknowledgment, in form and substance reasonably satisfactory to Valley, that upon consummation of the first closing contemplated by the Alternative Agreement, Shrewsbury (and its successors) shall be obligated to pay to Valley the Termination Fee (as hereinafter defined) and the Termination Expenses (as hereinafter defined) and (B) delivers to Valley a release signed by the parties to the Alternative Agreement, which release shall be in form and substance reasonably satisfactory to Valley and shall irrevocably waive any right the releasing parties may have to challenge the payment to Valley of the Termination Fee and the payment to Valley of the Termination Expenses;

        (h)        by Shrewsbury, if an event occurs which gives rise to the payment of a Termination Fee pursuant to Section 7.4, provided, however, that prior to terminating the Agreement under this Section 7.1(h) Valley shall have a period of 130 days to cure any such event or deficiency giving rise to Shrewsbury’s right to termination under Section 7.4;

        (i)        by Valley, if an event occurs which gives rise to the payment of a Termination Fee pursuant to Section 7.3;

        (j)        by Valley if the conditions set forth in Sections 6.1 and 6.2 are not satisfied and are not capable of being satisfied by the Cutoff Date; or

        (k)        by Shrewsbury if the conditions set forth in Sections 6.1 and 6.3 are not satisfied and are not capable of being satisfied by the Cutoff Date.

        7.2.        Effect of Termination. In the event of termination of this Agreement by either Valley or Shrewsbury as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that (i) Sections 7.1, 7.3 and 7.4 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

        7.3.        Termination Fee; Expenses. In the event that at any time after the date of this Agreement (A) the holders of Shrewsbury Common Stock shall not have approved this Agreement and the transactions contemplated hereby at the meeting of such shareholders held for the purpose of voting on this Agreement, (B) such meeting shall have been adjourned or canceled, (C) the Board of Directors of Shrewsbury shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Valley, its recommendation, or shall have failed to reconfirm its recommendation, that the shareholders of Shrewsbury approve the transactions contemplated by this Agreement, or (D) Shrewsbury shall have breached any covenant or obligation contained in this Agreement and such breach would entitle Valley to terminate this Agreement, in each case after (x) a bona fide Acquisition Transaction shall have been communicated to Shrewsbury or (y) it shall have been publicly announced that any person other than Valley or any Subsidiary of Valley shall have made a bona fide proposal by public announcement or written communication that becomes the subject of public disclosure to engage in a merger, consolidation or similar transaction with, or a purchase or other acquisition of all or substantially all of the assets or a majority of the outstanding shares of Common Stock of, Shrewsbury, then, in any such case, if this Agreement is terminated, Shrewsbury shall, concurrent with the consummation of an Acquisition Event (as hereinafter defined) occurring within eighteen months after such termination, pay to Valley (I) a fee of $4,125,000 (the “Termination Fee”) and (II) an amount equal to the reasonable out-of-pocket expenses incurred by Valley in connection with the transactions contemplated by this Agreement (as itemized by Valley) (the “Termination Expenses”). For purposes of this Agreement, the term “Acquisition Event” shall mean the first closing contemplated by an Acquisition Transaction.

                 7.4 Termination Fee; Expenses. In the event that at any time after the date of this Agreement, (a) any request or application for a required regulatory approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such approval for the transactions contemplated by this Agreement; or (b) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining (other than on a temporary basis) or otherwise prohibiting the Merger, and such denial, withdrawal or prohibition was based on alleged failure by Valley currently or previously to comply with any federal and/or state law, rule, regulation, regulatory agency order, or supervisory correspondence, then, if this Agreement is terminated by Shrewsbury pursuant to Section 7.1(h) above (subject to the 130-day period specified in such Section 7.1(h)), Valley shall, within ten (10) days after such termination, pay to Shrewsbury an amount equal to (i) the fees and expenses of the Investment Banker for Shrewsbury (the “Investment Banker Fees”) incurred through the date of termination, and (ii) the reasonable legal fees and expenses incurred by Shrewsbury in connection with the transactions contemplated by this Agreement arising after the date hereof (collectively, the “Shrewsbury Termination Expenses”), provided, however, that if any Acquisition Event occurs within 18 months of the date of the payment of fees under this Section 7.4, Shrewsbury shall refund the Investment Banker Fees to Valley in full, within ten (10) days of the date of the Acquisition Event.

ARTICLE VIII

MISCELLANEOUS

        8.1.        Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses, except that the cost of printing and mailing the Proxy Statement-Prospectus shall be borne equally by the parties hereto if the transaction is terminated.

        8.2.        Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier with confirming copy sent the same day by registered or certified mail, postage prepaid, as follows:

        (a)        If to Valley, to:

Valley National Bancorp
1455 Valley Road
Wayne, New Jersey 07470
Attn.: Gerald H. Lipkin Chairman, President and Chief Executive Officer Facsimile No. (973) 305-8415

42

Copy to: Pitney Hardin LLP Attn: Ronald H. Janis, Esq. Delivery:
200 Campus Drive Florham Park, New Jersey 07932
Mail: P.O. Box 1945 Morristown, New Jersey 07962-1945
Facsimile No. (973) 966-1550

(b) If to Shrewsbury, to:

Shrewsbury Bancorp
465 Broad Street
Shrewsbury, New Jersey 07702
Attn.: James W. Harkness, Jr. President and Chief Executive Officer Facsimile No. (732) 224-1310

Copy to: Powell Goldstein LLP Attn: Leonard J. Rubin, Esq.
Third Floor, 901 New York Avenue, NW
Washington, DC 200001
Facsimile No. (202) 624-7222

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

        8.3.        Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of Valley, Shrewsbury, VNB and SSB and their respective successors. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement, except for the rights conferred upon Shrewsbury Indemnitees pursuant to Section 5.14 hereof.

        8.4.        Entire Agreement. This Agreement, the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire agreement among the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto. If any provision of this Agreement is found invalid, it shall be considered deleted and shall not invalidate the remaining provisions.

        8.5.        Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

        8.6.        Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

        8.7.        Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

        8.8.        Survival. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those agreements and covenants set forth in Section 5.14 which shall survive the Merger, shall terminate as of the Effective Time. The provisions of Sections 7.3 and 7.4 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, Valley, VNB, Shrewsbury and SSB have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

VALLEY NATIONAL BANCORP By: GERALD H. LIPKIN —————————————— Gerald H. Lipkin Chairman, President and Chief Executive Officer

VALLEY NATIONAL BANK By: GERALD H. LIPKIN —————————————— Gerald H. Lipkin Chairman, President and Chief Executive Officer

SHREWSBURY BANCORP By: JAMES W. HARKNESS, JR. —————————————— James W. Harkness, Jr. President and Chief Executive Officer

SHREWSBURY STATE BANK By: JAMES W. HARKNESS, JR. —————————————— James W. Harkness, Jr. President and Chief Executive Officer